Exhibit 4

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement, dated as of April 28, 2022 (this “Agreement”), is by and between AG Energy Funding, LLC, a Delaware limited liability company (“Seller”) and THRC Holdings, LP, a Texas limited partnership (“Buyer”).

Background

Seller is the record holder of (i) 5,198 shares (the “Shares”) of Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) of US Well Services, Inc., a Delaware corporation (the “Company”) and (ii) 2,666,669 warrants (the “Warrants” and together with the Shares, the “Securities”) exercisable for 761,905 shares of the Company’s Common Stock, par value $0.0001 per share; and

Seller desires to sell, transfer, assign and convey to Buyer the Securities, and Buyer desires to purchase and acquire the Securities from Seller, on the terms and subject to the conditions set forth herein.

For and in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

Terms and Conditions

1.	PURCHASE AND SALE OF THE SECURITIES

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Seller shall sell, transfer, assign and convey the Securities to Buyer, and, in consideration thereof, Buyer shall pay to Seller an aggregate purchase price equal to 85% of the sum of (i) the original purchase price for the Shares paid by Seller, (ii) the aggregate PIK Accrual (as defined on the Certificate of Designation relating to the Series A Preferred Stock) on the Shares and (iii) the total amount of accrued and unpaid Series A Dividends (as defined in the Certificate of Designations relating to the Series A Preferred Stock) on the Shares (the “Purchase Price”), as payment in full for the Securities, in immediately available funds pursuant to Seller’s wire transfer instructions set forth on Schedule I hereto. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of documents on the date upon which the conditions set forth in Section 4 hereof have been satisfied or waived, or such other time and place as may be agreed upon by Buyer and Seller. As used in this Agreement, the “Closing Date” means the date upon which the Closing occurs.

2.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes no representations or warranties, express or implied, about the Securities, the Seller or otherwise, except as expressly set forth in this Section 2, and Buyer expressly disclaims reliance on any such other representations or warranties. Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

(a) Organization. Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Authority and Enforceability. Seller has all necessary power and authority to execute, deliver, and perform its obligations under this Agreement and each of the other documents to be executed or delivered in connection with this Agreement (the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by Seller and, assuming the authorization, execution and delivery hereof by Buyer, constitute legally valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

(c) No Violation. The execution and delivery of this Agreement and the Transaction Documents by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not (i) result in a breach or violation of any provision of Seller’s organizational documents, (ii) violate or breach any statute, law, writ, order, rule or regulation of any government, governmental agency, authority, court or other tribunal (collectively, “Governmental Authority”) applicable to Seller, (iii) breach or result in default of any judgment, injunction, decree or determination of any Governmental Authority applicable to Seller or (iv) breach or violate any material agreement to which Seller is a party or by which Seller or any of its properties may be bound.

(d) Title to Securities. Seller has good, legal and valid title to the Securities, is the record owner of the Securities and has the full right to transfer the Shares and assign the Warrants. The Securities are owned by Seller free and clear of any lien, pledge, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance or other adverse claim against title of any kind (collectively, “Liens”). Seller has not previously sold, conveyed, transferred, assigned, participated, pledged or otherwise encumbered the Securities, in whole or in part. Upon delivery of the Securities to Buyer on the Closing Date against payment therefor as contemplated hereby, Seller will transfer to Buyer good, legal and valid title to the Securities free and clear of any and all Liens, except for any Liens created by Buyer. The Shares constitute all of the shares of the Company’s Series A Preferred Stock, and the Warrants constitute all of the warrants to purchase shares of the Company’s capital stock, held beneficially or of record by Seller or its affiliates.

(e) Consents and Approvals. Neither the execution and delivery by Seller of this Agreement, nor the performance by Seller of its obligations under this Agreement requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Authority or any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, fund, investment account or other entity (each, including a Governmental Authority, a “Person”), except such as have been obtained, made or given or are otherwise set forth in this Agreement. Seller has complied and will comply with all applicable disclosure or reporting requirements applicable to it, if any, in respect of the transaction contemplated hereby.

(f) No Public Sale or Distribution. Neither Seller nor anyone acting on its behalf, has taken any action which could subject the sale of the Securities to the registration requirements of Section 5 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). The Securities were not offered or sold to Buyer by any form of general solicitation or general advertising. The Securities were acquired by Seller without a view to any public resale or other distribution thereof in violation of the Securities Act or any other applicable securities laws. Seller is not an “affiliate” (as such term is defined in Rule 144 under the Securities Act) of the Company.

(g) Non-reliance. Seller (i) is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) has conducted its own analysis and due diligence and independently obtained such information as it deems necessary in order to make an informed investment decision with respect to the Securities and the transactions contemplated hereby, (iii) is able to bear the risks attendant to the transactions contemplated hereby, and (iv) is dealing with Buyer on a professional arm’s-length basis and neither Buyer nor any of its affiliates is acting as a fiduciary or advisor to Seller with respect to this Agreement or any of the transactions contemplated hereby. Seller also understands and acknowledges that Buyer has access to (and may be or are in possession of) information about the Company and the Securities (which may include material, non-public information) that may be or is material and superior to the information available to Seller, that it does not have such access to such information, and that Buyer is not sharing any such information with Seller.

(h) ERISA. Either (i) no interest in the Securities is being sold by or on behalf of the following (collectively, a “Benefit Plan”): (A) an “employee benefit plan” (as defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it (“ERISA”)) that is subject to Title I of ERISA; (B) a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated under it (the “Code”); or (C) any entity whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan” or (ii) the transaction exemption set forth in one or more prohibited transaction class exemptions issued by the U.S. Department of Labor (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to the sale of the Securities pursuant to this Agreement.

(i) No Broker. There is no investment banker, broker, finder, or other intermediary retained by or authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated hereby.

(j) No Proceedings. There is no action, lawsuit, arbitration, claim or proceeding pending or, to the best of Seller’s knowledge, threatened, against Seller that, individually or in the aggregate, could reasonably be expected to materially and adversely affect (i) the Securities, or (ii) any action taken or to be taken by Seller under this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes no representations or warranties, express or implied, about Buyer or otherwise, except as expressly set forth in this Section 3, and Seller expressly disclaims reliance on any such other representations and warranties. Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

(a) Organization. Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Authority and Enforceability. Buyer has all necessary power and authority to execute, deliver, and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by Buyer and, assuming the authorization, execution and delivery hereof by Seller, constitute legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

(c) No Violation. The execution and delivery of this Agreement and the Transaction Documents by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not (i) result in a breach or violation of any provision of Buyer’s organizational documents, (ii) violate or breach any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to Buyer, (iii) breach or result in default of any judgment, injunction, decree or determination of any Governmental Authority applicable to Buyer or (iv) breach or violate any material agreement to which Buyer is a party or by which Buyer or any of its properties may be bound.

(d) Consents and Approvals. Neither the execution and delivery by Buyer of this Agreement, nor the performance by Buyer of its obligations under this Agreement requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Authority or any other Person, except such as have been obtained, made or given or are otherwise set forth in this Agreement.

(e) Non-reliance. Buyer (i) is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) has conducted its own analysis and due diligence and independently obtained such information as it deems necessary in order to make an informed investment decision with respect to the Securities and the transactions contemplated hereby, (iii) is able to bear the risks attendant to the transactions contemplated hereby, and (iv) is dealing with Seller on a professional arm’s-length basis and neither Seller nor any of its affiliates is acting as a fiduciary or advisor to Buyer with respect to this Agreement or any of the transactions contemplated hereby. Buyer also understands and acknowledges that Seller has access to (and may be or are in possession of) information about the Company and the Securities (which may include material, non-public information) that may be or is material and superior to the information available to Buyer, that it does not have such access to such information, and that Seller is not sharing any such information with Buyer.

(f) Accredited Investor; Qualified Institutional Buyer; Acquisition for Own Account. Buyer is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Buyer is acquiring the Securities from Seller for Buyer’s own account as principal and not with a view to distribution thereof in violation of the Securities Act or any other securities laws.

(g) ERISA. Either (i) no interest in the Securities is being acquired by or on behalf of one or more Benefit Plans or (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to the purchase and holding of the Securities and the exercise of Buyer’s rights with respect to the Securities or under this Agreement.

(h) No Broker. There is no investment banker, broker, finder, or other intermediary retained by or authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its affiliates upon consummation of the transactions contemplated hereby.

(i) No Proceedings. There is no action, lawsuit, arbitration, claim or proceeding pending or, to the best of Buyer’s knowledge, threatened, against Buyer that, individually or in the aggregate, could reasonably be expected to materially and adversely affect any action taken or to be taken by Buyer under this Agreement.

4.	CONDITIONS OF CLOSING

(a) Conditions to Seller’s Obligation to Transfer. The obligation of Seller hereunder to transfer and assign the Shares and Warrants, respectively, to Buyer at the Closing is subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

(i) The representations and warranties of Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing.

(ii) The Company (or its transfer and warrant agent or counsel, as the case may be) shall have confirmed, in writing, that the Shares and Warrants have been transferred to Buyer on the books and records of the transfer agent.

(b) Conditions to Buyer’s Obligation to Pay Purchase Price. The obligation of Buyer hereunder to pay the Purchase Price to Seller at the Closing is subject to the satisfaction, on or before the Closing, of each of the following conditions (any of which may be waived by Buyer in whole or in part):

(i) The representations and warranties of Seller shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Seller shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing.

(ii) Seller shall deliver to the transfer agent of the Company a stock power with signatures medallion guaranteed in form and substance reasonably satisfactory to the transfer agent of the Company to facilitate the transfer of the Shares from Seller to Buyer.

(iii) Seller shall deliver to the transfer agent of the Company a stock power with signatures medallion guaranteed in form and substance reasonably satisfactory to the transfer agent of the Company to facilitate the transfer of the Warrants from Seller to Buyer.

(iv) Seller shall deliver to the transfer agent of the Company any other agreements, documents and instruments in form and substance reasonably satisfactory to the transfer agent of the Company to facilitate the assignment of the Warrants from Seller to Buyer.

(v) The Company (or its transfer agent and warrant agent or counsel, as the case may be) shall have confirmed, in writing, that the Securities have been transferred to Buyer on the books and records of the transfer agent.

5.	MISCELLANEOUS

(a) Further Assurances. Each party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement and the Transaction Documents.

(b) Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the consummation of the transactions contemplated hereunder.

(c) Seller’s Legal Fee. The Buyer shall reimburse the Seller for all reasonable out-of-pocket fees, costs and expenses of legal counsel incurred by the Seller in connection with (i) the preparation, negotiation and execution of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, (ii) the preparation, negotiation and execution of that certain offer letter, dated as of April 22, 2022, from Buyer to Seller (the “Offer Letter”), and the transactions contemplated thereby, including, for the avoidance of doubt, with respect to the ROFR, the Transaction (each as defined in the Offer Letter) and the preparation, negotiation and execution of definitive documentation to give effect to the Transaction (as defined in the Offer Letter) and (iii) the preparation, negotiation and execution of that certain Note Purchase Agreement, dated as of April 25, 2022, by and between Buyer and Seller (as may be amended, restated or supplemented from time to time, the “Note Purchase Agreement”), the Transaction Documents (as defined in the Note Purchase Agreement) and the transactions contemplated thereby, in each case, promptly following Seller’s written request therefor in immediately available funds pursuant to Seller’s wire transfer instructions included in such request.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to any conflicts of law provision that would require the application of the laws of any other jurisdiction). Each of Seller and Buyer irrevocably and unconditionally submit to and accept the exclusive jurisdiction and venue of the Delaware Chancery Court for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it, and waives any objection that it may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over it.

(e) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(f) Expenses. Except as otherwise stated herein, each party will be responsible for its own costs and expenses in connection with the transactions contemplated by this Agreement.

(g) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:

(i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail; or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to Purchaser:

THRC Holdings, LP

17018 Interstate 20

Cisco, TX 76437

Attn: Maria Wiemann

Email: maria.wiemann@wilksbrothers.com

with a copy (for information purposes only) to:

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attention: Andreas P.

Andromalos Facsimile: (617)-856-8229

Email: aandromalos@brownrudnick.com

If to Seller:

AG Energy Funding, LLC

c/o Angelo Gordon & Co., L.P.

245 Park Avenue, 24th Floor

New York, New York 10167

with a copy (for information purposes only) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 100017

Attention: Eli J. Vonnegut

Facsimile: (212) 701-5331

Email: eli.vonnegut@davispolk.com

or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(h) Successors and Assigns. This Agreement and the Transaction Documents shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. In no event will either party assign or transfer any of its rights or obligations hereunder without the express prior written consent of the other party, provided however that for the avoidance of any doubt and notwithstanding anything herein to the contrary, Buyer may sell, transfer or assign any portion of the Securities without the notice to or consent of Seller; provided further that no such assignment shall relieve Buyer of its obligations under this Agreement. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(i) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto and supersede all prior understandings among such parties. If there is any inconsistency or conflict between this Agreement and the Transaction Documents, the provisions of this Agreement shall govern and control. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Seller and Buyer.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Transmission by facsimile or other form of electronic transmission of an executed counterpart of this Agreement will be deemed to constitute due and sufficient delivery of such counterpart.

(k) Confidentiality. Each of Seller and Buyer agrees that, without the prior consent of the other party, it shall not disclose the contents of this Agreement to any Person, except that any party may make any such disclosure (a) as required to implement or enforce this Agreement, (b) if required to do so by any law, court, regulation, subpoena or other legal process, (c) to any Governmental Authority or self-regulatory entity having or asserting jurisdiction over it, (d) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring a liability to any other Person or sanctions that may be imposed by any Governmental Authority, or (e) to its affiliates, and the directors, officers, employees, agents, advisors, counsel and auditors of such party and/or its affiliates.

(l) Severability of Provisions. The invalidity or unenforceability of any particular provision of this Agreement, or any agreement or certificate entered into in connection with the transactions contemplated hereby, shall not affect the other provisions hereof or thereof, which shall continue in full force and effect.

(m) Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY LAWSUIT, ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(Signatures on Following Page)

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

SELLER:

AG ENERGY FUNDING, LLC By: Angelo, Gordon & Co., L.P., as its Manager

By:	/s Todd Ditzmann
Name: Todd Ditzmann
Title: Authorized Person

BUYER:
THRC HOLDINGS, LP BY: THRC MANAGEMENT, LLC Its General Partner

By:	/s/ Dan Wilks
Name: Dan Wilks
Title: Manager